EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement between

Calvert Social Investment Fund and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated December 31, 2016 between Calvert Social Investment Fund and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual advisory fee as shown below.

Calvert Aggressive Allocation Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	None

Calvert Conservative Allocation Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	None

Calvert Moderate Allocation Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	None

Calvert Balanced Fund (formerly Calvert Balanced Portfolio)
Average Daily Net Assets for the Month	Annual Fee Rate
Up to and including $500 million	0.41%
Over $500 million up to and including $1 billion	0.385%
Over $1 billion	0.35%

Calvert Bond Fund (formerly Calvert Bond Portfolio)
Average Daily Net Assets for the Month	Annual Fee Rate
Up to and including $1 billion	0.30%
Over $1 billion	0.29%

Calvert Equity Fund (formerly Calvert Equity Portfolio)
Average Daily Net Assets for the Month	Annual Fee Rate
Up to and including $2 billion	0.50%
Over $2 billion up to and including $3 billion	0.425%
Over $3 billion	0.375%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 1st day of February, 2019.

Calvert Social Investment Fund	Calvert Research and Management

/s/ Maureen A. Gemma	/s/ Katy D. Burke
Name: Maureen A. Gemma	Name: Katy Burke
Title: Vice President	Title: Vice President